EXHIBIT 10.1

UNCOMMITTED FACILITY AGREEMENT
This Uncommitted Facility Agreement dated as of October 31, 2016 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), is made by and among The Brink’s Company, a Virginia corporation (the “Parent Borrower”), certain of the Parent Borrower’s Subsidiaries signatories hereto (together with the Parent Borrower, the “Borrowers”), and Banco Santander, S.A., a Spanish corporation acting through its New York Branch (the “Lender”).
RECITALS
WHEREAS, the Borrowers have asked the Lender to make loans to any of the Borrowers (each a “Loan” and collectively, the “Loans”) in an aggregate principal amount outstanding at any time not to exceed one hundred million Dollars ($100,000,000.00) (the “Maximum Amount”); and
WHEREAS, the Lender is willing to consider in its sole discretion making Loans to any of the Borrowers, on the terms and subject to the conditions set forth in this Agreement and the other Credit Documents;
NOW, THEREFORE, in consideration of the foregoing recitals, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
ARTICLE I: DEFINITIONS
SECTION 1.1. Defined Terms. Capitalized terms used herein not otherwise defined in the preamble or recitals to this Agreement shall have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
“Affiliate” means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly controls through one or more intermediaries, is controlled by, or is under common control with, such Person or any of its Subsidiaries. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.
“Agreement” is defined in the preamble to this Agreement.
“Applicable Margin” shall mean the margin agreed between the parties and reflected in an accepted Borrowing Request.
“Base Rate” means the interest rate per annum that the Lender shall determine to be necessary to compensate the Lender for its cost of obtaining (in good faith and using commercially reasonable efforts to minimize the interest cost to the Borrowers) funds in an amount equal to the principal amount of each Loan that bears interest by reference to the Base Rate, plus the Applicable Margin.
“Borrower” is defined in the preamble to this Agreement.

“Borrowing Request” is defined in Section 2.2.
“BRRD Liability” means any liability, commitment, duty, responsibility or other obligation arising from, or related do, this Agreement which may be subject to the exercise of the Spanish Bail-In Power by the Relevant Spanish Resolution Authority. References to a BRRD Liability will include amounts that have become due and payable, but which have not been paid, prior to the exercise of the Spanish Bail-in Power by the Relevant Spanish Resolution Authority.
“Business Day” means (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any other day which shall be in New York City, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest of LIBOR based Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in the London interbank eurodollar market.
“Consolidation” is defined in Section 6.2(a).
“Credit Documents” means this Agreement, and each other document or instrument executed or delivered, or to be executed or delivered, by any of the Borrowers in connection herewith or therewith, in each case as amended and/or restated from time to time.
“Debt” of any Person means at any date of determination, without duplication, the sum of the following determined and calculated according with GAAP: (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person issued or assumed as the deferred purchase price of property or services purchased by such Person (other than trade debt incurred in the ordinary course of business that is not more than sixty (60) days past due) which would appear as liabilities on a balance sheet of such Person, (iii) all Debt of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise to be secured by) any lien on, or payable out of the proceeds of production from, property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, provided that for purposes hereof the amount of such Debt shall be calculated at the greater of (a) the amount of such Debt as to which there is recourse to such Person and (b) the fair market value of the property which is subject to the lien, (iv) all Support Obligations of such Person with respect to Debt of others, (v) the principal portion of all obligations of such Person under any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on such Person’s balance sheet, (vi) the maximum amount of all drafts drawn under standby letters of credit issued or bankers’ acceptances facilities created for the account of such Person (to the extent reimbursed), and (vi) the outstanding attributed principal amount under any asset securitization program of such Person. The Debt of any Person shall include the Debt of any partnership or joint venture in which such Person is a general partner or a joint venturer, but only to the extent to which there is recourse to such Person for payment of such Debt.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” means the applicable Interest Rate plus two percent (2%) per annum.
“Designated Jurisdiction” means any country or territory to the extent that such country or territory itself is the subject of any Sanction.
“Disbursement Date” means a Business Day on which the Lender makes a Loan to any of the Borrowers.
“Dollars” or “U.S. $” or “$” means the lawful currency of the United States of America.
“Event of Default” is defined in Section 7.1.
“Excluded Taxes” shall mean (a) all present and future taxes imposed on or measured by the Lender’s (or any office, branch or subsidiary) overall net income or any franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on the Lender (or any office, branch or subsidiary of the Lender) and any withholding taxes payable with respect to payments hereunder or under the other Credit Documents under applicable Law, or any branch profits tax, in each case imposed by the United States of America or any political subdivision or taxing authority thereof or therein; (b) any taxes on or measured by the overall net income of any office, branch or subsidiary of the Lender or any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any office, branch or subsidiary of the Lender, in each case imposed by any foreign country or subdivision thereof in which such office, branch or subsidiary is doing business; (c) any U.S. Federal withholding taxes imposed on amounts payable to or for the Lender’s account with respect to interest in a Loan pursuant to a law in effect on the date the Lender makes a Loan under this Agreement (or designates a new lending office) except to the extent the Lender was entitled, immediately before designation of a new lending office, to receive additional amounts from any Borrower with respect to any such Taxes pursuant to Section 3.4 and taxes attributable to the Lender’s failure to provide such Borrower with properly completed and executed documentation to allow such Borrower to make payments without or at a reduced rate of withholding; and (d) if the Lender were to fail to comply with the applicable reporting requirements of the following Sections of the Code, any U.S. Federal withholding Taxes imposed under Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended (the “Code”), as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code.
“GAAP” means the generally accepted accounting principles of the United States of America.
“Governmental Authority” shall mean any ministry, administrative department, agency, regulatory authority, instrumentality, corporation, or other governmental body or entity, including taxing authorities.
“Guaranteed Obligations” means, without duplication, all of the obligations of the Borrowers to the Lender, whenever arising, under this Agreement or any other Credit Document (including, but not limited to, obligations with respect to principal, interest and fees and expenses).

“Guarantor” means The Brink’s Company.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Credit Document.
“Indemnitees” is defined in Section 8.7.
“Interest Period” means, with respect to each Loan, such period of thirty days duration; provided, however, that in the event that the Default Rate is applicable, the Interest Period with respect to all Loans shall be the period (including, without limitation, one day) determined by the Lender in its sole and absolute discretion. Notwithstanding the foregoing:
(a)    if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;
(b)    no Interest Period may extend beyond the Maturity Date for such Loan or if the Maturity Date for such Loan shall not be a Business Day, the next preceding Business Day; and
(c)    any Interest Period which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall end on the last Business Day of such calendar month.
“Interest Rate” means LIBOR plus the Applicable Margin, or the Base Rate, as applicable.
“Interpolated Screen Rate” means for any Loan, the rate (rounded to the same number of decimal places as the two relevant Screen Rates) which results from interpolating on a linear basis between:
(a)    the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Interest Period of that Loan; and
(b)    the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Interest Period of that Loan).
“Law” shall mean any constitution, treaty or convention, any statute, law, code, ordinance, decree, order, rule, regulation, guideline, interpretation, direction, policy or request (whether or not having the force of law) or any judicial, administrative, or arbitral decision.
“Lender” is defined in the preamble to this Agreement.
“LIBOR” means the following:
(a)    the applicable Screen Rate; or

(b)    if no Screen Rate is available for the Interest Period of that Loan the Interpolated Screen Rate for that Loan, on or about 11 a.m. London time two Business Days prior to the beginning of such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the rate under this definition shall be the interest rate per annum determined by the Lender to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank eurodollar market in London, England by the Lender or its Affiliates at approximately 11:00 a.m. (London time) on the date which is two Business Days prior to the beginning of such Interest Period;
“Loan” or “Loans” is defined in the recitals to this Agreement.
“Material Adverse Effect” means a material adverse effect on (a) the rights and remedies of the Lender under any Credit Document, and (b) the financial condition or results of operation of the Parent Borrower and its Subsidiaries taken as a whole that would impair the ability of the Borrowers to perform their respective obligations under any Credit Document.
“Maturity Date” means not more than thirty (30) days from the date of such Loan.
“Maximum Amount” is defined in the recitals to this Agreement.
“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.
“Person” means an individual, corporation, limited liability company, partnership, business trust, joint venture, association, joint stock company, trust, pool, syndicate, sole proprietorship, unincorporated organization Governmental Authority or any other form of entity or group thereof.
“Proscribed Consolidation” is defined in Section 6.2(a).
“Relevant Spanish Resolution Authority” means the Spanish Fund for the Orderly Restructuring of Banks (Fondo de Reestructuracion Ordenada Bancaria), the European Single Resolution Mechanism and, as the case may be, according to Law 11/2015, the Bank of Spain and the Spanish Securities Market Commission and any other entity with the authority to exercise the Spanish Bail-in Power from time to time.
“Responsible Officer” means any of the following: the chief executive officer, chief financial officer or treasurer of the Parent Borrower or any other officer of the Parent Borrower proposed by the Parent Borrower and reasonably acceptable to the Lender.
“Sanctions” means any sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Screen Rate” means the London interbank offered rate administered by ICE Benchmark Administration Limited (or any other person which takes over the administration of that rate) for Dollars and the period displayed on the Bloomberg screen (or any replacement Bloomberg page which displays that rate) for such Interest Period or on the appropriate page of such other information service which publishes that rate from time to time in place of Bloomberg two Business Days prior to the beginning of the Interest Period; provided; that if the Screen Rate shall be less than zero, such rate shall be deemed to be zero for such purposes.
“Spanish Bail-in Power” means any write-down, conversion, transfer, modification, or suspension power existing from time to time under, and exercised in compliance with, any laws, regulations, rules or requirements in effect in the Kingdom of Spain, relating to (i) the transposition of Directive 2014/59/EU of the European Parliament and of the Council of May 15, 2014 establishing a framework for the recovery and resolution of credit institutions and investment firms, as amended or superseded from time to time, including but not limited to Ley 11/2015, de 18 de junio, de recuperacion y resolucion de entidades de credito y empresas de servicios de inversion (“Law 11/2015”), as amended or superseded from time to time, (ii) the Regulation (EU) No. 806/2014 of the European Parliament and of the Council of July 15, 2014, establishing uniform rules and a uniform procedure for the resolution of credit institutions and certain investment firms in the framework of the Single Resolution Mechanism and the Single Resolution Fund and amending Regulation (EU) No. 1093/2010, as amended or superseded from time to time (the “SRM Regulations”) and (iii) the instruments, rules and standards created thereunder.
“Subsidiary” shall mean, with respect to any Person at any date (the “parent”), any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons having similar functions of such corporation or other entity are at the time owned, controlled or held by such Person.
“Successor Company” is defined in Section 6.2(a).
“Support Obligation” means, with respect to any Person, at any date without duplication, any Debt of another Person that is guaranteed, directly or indirectly in any manner, by such Person or endorsed (otherwise than for collection or deposit in the ordinary course of business) or discounted with recourse by such Person or any Debt of another Person that has the substantially equivalent or similar economic effect of being guaranteed by such Person or of otherwise making such Person contingently liable therefor, through an agreement or otherwise, including, without limitation, an agreement (i) to purchase, or to advance or supply funds for the payment or purchase of, such Debt, or (ii) to make any loan, advance, capital contribution or other investment in such other Person to assure a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in such other Person.
“Taxes” means (i) any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees and other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto and (ii) recording, stamp, court, documentary, excise, filing, transfer, sales, property or similar Taxes, arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.
ARTICLE II: LOANS AND INTEREST
SECTION 2.1. Discretionary Line of Credit. On the terms and subject to the conditions hereinafter set forth, the Lender may, in its sole and absolute discretion, make Loans to any of the Borrowers not to exceed, in aggregate principal amount outstanding at any time, the Maximum Amount. Subject to the foregoing, each Borrower may borrow under this Section 2.1, prepay under Section 3.1(b) and reborrow under this Section 2.1. The Lender reserves the right to terminate this Agreement in its sole and absolute discretion at any time.
SECTION 2.2. Borrowing Procedure. By delivering a written notice to the Lender in the form of Exhibit A hereto (the “Borrowing Request”) on or before 1:00 p.m., New York City time, on a Business Day, any Borrower may irrevocably request, on (i) not less than two (2) Business Days’ prior notice for a LIBOR based Loan or (ii) not less than one (1) Business Day prior notice for a Base Rate Loan, that a Loan be made in a minimum amount of $5,000,000 and in integral multiples of $1,000,000 in excess thereof or in the full remaining portion of the Maximum Amount. Subject to the terms and conditions of this Agreement and in its sole discretion, the Lender will make each Loan by 3:00 p.m. (New York City time) on the Disbursement Date by making the funds available to the Borrower in accordance with the Borrowing Request.
SECTION 2.3. Interest and Fees.
(a)     Except as provided in Section 2.3(b), interest shall accrue on the outstanding principal balance of each Loan from the Disbursement Date applicable thereto until such principal balance is paid at a per annum rate equal to the applicable Interest Rate and shall be payable on the Maturity Date.
(b)     Any principal of and interest on each Loan or any other amount payable by any of the Borrowers to the Lender hereunder or under any other Credit Document which is not paid when due (whether at stated maturity, by acceleration or otherwise) shall bear interest, payable on demand, at a fluctuating interest rate per annum equal to the Default Rate.
ARTICLE III: PAYMENTS AND EXPENSES
SECTION 3.1. Principal Repayments and Prepayments.
(a)    Repayment of Loans. On the Maturity Date for each Loan, the applicable Borrower shall repay to the Lender the unpaid principal amount of such Loan, together with all accrued but unpaid interest thereon and all other amounts then due and owing hereunder and under any other Credit Document with respect to such Loan, in Dollars and in immediately available funds, on such Maturity Date.
(b)    Prepayments. Borrowers may, from time to time, prepay the Loans, in whole or in part, without premium or penalty except as provided in Section 3.9, upon at least (i) three (3)

Business Days’ prior irrevocable notice with respect to LIBOR Loans and (ii) one (1) Business Day’s prior irrevocable notice with respect to Base Rate Loans to the Lender, specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with accrued interest to such date on the amount prepaid. Partial prepayments shall be in a minimum aggregate principal amount equal to $5,000,000 or in integral multiples of $1,000,000 in excess thereof or, if less, the entire remaining principal amount of the applicable Loan.
SECTION 3.2. Payments and Computations.
(a)    All payments by the Borrowers to the Lender pursuant to this Agreement shall be made in Dollars and immediately available funds, without setoff, deduction or counterclaim of any kind, not later than 12:00 noon (New York City time) on the date due. For all purposes hereunder, funds received after 12:00 noon (New York City time) will be deemed received by the Lender on the next Business Day.
(b)    All interest, fees and charges hereunder shall be computed on the basis of a 360 day year and the actual number of days (including the first day but excluding the last day) elapsed; provided, that interest on any Base Rate Loan shall be calculated based on the actual number of days elapsed over a year of 365 or 366 days, as the case may be.
(c)    The Lender’s calculation concerning any amount owed by any of the Borrowers to the Lender hereunder (including, without limitation, amounts owed by the Borrower to the Lender pursuant to Article 3 hereof), as notified in writing by the Lender to such Borrower, shall be deemed to constitute the true and accurate amount owed, and shall be binding on the Borrowers absent manifest error.
(d)    Whenever any payment to be made hereunder shall be stated to be due, or whenever the last day of any Interest Period would otherwise occur, on a day other than a Business Day, such payment shall be made, and the last day of such Interest Period shall occur, on the next succeeding Business Day, and such extension of time will, in such case, be included in the computation of payment of interest; provided, however, that, if such extension would cause such payment to be made or the last day of such Interest Period to occur in a new calendar month, then such payment shall be made or the last day of such Interest Period shall occur on the next preceding Business Day.
(e)    All payments made by any Borrower hereunder shall be applied first to the payment of all fees, expenses and other amounts due to the Lender (excluding principal and interest), then to accrued interest, and then to the outstanding principal balance of the Loans; provided, however, that during the existence of an Event of Default, payments will be applied to the obligations of the Borrowers hereunder and under the other Credit Documents as the Lender determines in its unrestricted discretion.

SECTION 3.3. Change in Law.
(a)    If, after the date of this Agreement, the introduction of, or any change in or interpretation or application of, any applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all applicable orders and decrees of all courts and arbitrators, or in the interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof, or compliance by the Lender with any interpretation, request, guideline or directive (whether or not having the force of law) issued after the date of this Agreement of any such Governmental Authority, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act, and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemd to be issued after the date of the Agreement, regardless of the date enacted, adopted or issued:
(i)    shall subject the Lender to any tax, duty or other charge with respect to any Loan, or shall change the basis of taxation of payments to the Lender of the principal or or interest on any Loan or any other amounts due under this Agreement in respect thereof (without duplication of any taxes covered by Section 3.4 or any Excluded Taxes); or
(ii)    shall impose, modify or deem applicable any reserve, special deposit, insurance or capital or similar requirement against assets of, deposits with or for the account of, or credit extended by the Lender or shall impose on the Lender any other condition affecting any Loan;
and the result of which shall be to either increase the Lender’s cost of extending or maintaining the Loans, or reduce the yield or amount of any sum received or receivable by the Lender with respect to the Loans in an amount determined by the Lender to be material, then the Lender may promptly notify the Parent Borrower of such fact and demand compensation thereof, and the Parent Borrower shall pay (or cause the relevant Borrower to pay) such additional amounts as will compensate the Lender for such increased cost or reduction. All obligations under this Section 3.3(a) shall be payable within fifteen (15) days of receipt of the certificate described below. A certificate prepared or submitted by the Lender setting forth in reasonable detail the Lender’s basis for determining such amounts necessary to compensate the Lender and the Lender’s method for calculating any such loss, cost or expense shall be conclusively presumed to be correct absent manifest error. Notwithstanding any other provision herein, the Lender shall not demand compensation pursuant to this Section 3.3(a) if it shall not at the time be the general policy or practice of the Lender to demand such compensation from similarly situated borrowers (to the extent that the Lender has the right to do so under its credit facilities with similarly situated borrowers).
(b)    Failure or delay on the Lender’s part to demand compensation pursuant to Section 3.3(a) shall not constitute a waiver of the Lender’s right to demand such compensation; provided, that, if the Lender demands compensation from the Parent Borrower under this Section 3.3 more than one hundred eighty (180) days after the Lender had knowledge of the ocurrence of the event giving rise to such compensation, the Parent Borrower shall not be required to compensate the

Lender pursuant to Section 3.3(a) for any increased costs incurred or reductions suffered more than one hundred eighty (180) days prior to the date that the Lender made such demand (provided further, that if the event giving rise to the compensation or indemnification is retroactive, then the one hundred eighty (180) day period referred to above shall be extended to include the period of retroactive effect). Notwithstanding any other provisions of this Section 3.3, the Lender shall not demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of the Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.
SECTION 3.4. Taxes.
(a)    Any and all payments by or on account of any obligation of any Borrower hereunder or under any other Credit Document shall be made free and clear of and without deduction or withholding for any Taxes, except as required by applicable law; provided that if any Borrower shall be so required to deduct any Taxes (other than Excluded Taxes) from such payments, then (i) the sum payable by such Borrower shall be increased as may be necessary so that after making all required deductions or withholdings (including deductions and withholdings applicable to additional sums payable under this Section 3.4(a)) the Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Borrower shall make such deductions or withholdings and (iii) such Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law.
(b)    The Borrowers shall indemnify the Lender for the full amount of the Indemnified Taxes paid by the Lender or that such Borrower should have withheld or deducted from a payment thereto but failed to withhold or deduct (including Indemnified Taxes imposed by any jurisdiction on amounts payable under this Section 3.4(b)), and any liability (including interest and penalties, if any) arising therefrom or with respect thereto; provided, however, that such Borrower shall not be obligated to make payment to the Lender pursuant to this Section 3.4(b) in respect of penalties, interest and other liabilities attributable to any Indemnified Taxes if such penalties, interest or other liabilities are attributable to the gross negligence or willful misconduct of the Lender. A certificate as to the amount of such payment or liability, including a calculation thereof determined in the sole discretion of the Lender, delivered to the Parent Borrower by the Lender, shall be conclusive absent manifest error.
(c)    Within thirty (30) days after any payment of Indemnified Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to the Lender.
SECTION 3.5. Illegality and Unavailability. If at any time after the date of this Agreement, the Lender shall have determined in good faith (which determination shall be conclusive) that the making or maintenance of Loans has been made impossible or unlawful because of compliance by the Lender in good faith with any change in applicable Law or the administration thereof by any official body charged with the interpretation or administration thereof, then the Lender shall promptly give the Parent Borrower notice thereof, and until the Lender notifies the Parent Borrower that such circumstances no longer exist, the Lender’s obligation to continue the Loans shall terminate and the Borrowers shall prepay the Loans, such prepayment to become due on the last day of the last Interest Period to end prior to the effectiveness of the applicable change in Law or such earlier date as may be required by the relevant Law.
SECTION 3.6. Inability to Determine Interest Rate. If prior to the first day of any Interest Period applicable to a LIBOR Loan, the Lender shall have determined, acting reasonably and in good faith (which determination shall be conclusive and binding upon the Borrowers in the absence of manifest error), that by reason of circumstances affecting the London interbank market, adequate and reasonable means do not exist for ascertaining LIBOR for such Interest Period, or LIBOR does not adequately and fairly reflect the Lender’s cost of funding and maintaining the Loan, then Lender shall give notice thereof to the Parent Borrower as soon as practicable and, until the Lender notifies the Parent Borrower that such circumstances no longer exist, the interest rate on such Loan shall be the Base Rate.
SECTION 3.7. Survival. Without prejudice to the survival of any other of the Borrowers’ representations, warranties and covenants hereunder, the Borrowers’ covenants and obligations contained in Section 3.3 and Section 3.4 shall survive the payment in full of the obligations hereunder and under the other Credit Documents, but shall be limited in duration to the applicable statute of limitations.
SECTION 3.8. Mitigation. If the Lender demands compensation under Section 3.3 or if the obligation of the Lender to make Loans is suspended under Section 3.5, then the Lender will use reasonable efforts to mitigate such issues including by designating a different lending office for each affected Loan if such designation would avoid the need for, or reduce the amount of, such compensation or permit the Lender to make and maintain Loans under Section 3.5 and would not, in the sole judgment of the Lender, be otherwise disadvantageous to the Lender.
SECTION 3.9. Indemnification. The Borrowers agree to indemnify the Lender against any loss or expense incurred by the Lender as a result of (a) a failure by such Borrower in making any prepayment on the date specified therefor after the Borrower has given notice thereof in accordance with this Agreement and (b) the making of a prepayment (either voluntary or mandatory) of any Loan on a day which is not the last day of the Interest Period.
ARTICLE IV: CONDITIONS PRECEDENT; DISCRETIONARY NATURE
SECTION 4.1. Conditions Precedent to Closing. This Agreement shall become effective on the date on which each of the following conditions is satisfied:

(a)    Receipt by the Lender of all of the agreements, documents, instruments and certificates listed or described on the closing checklist attached hereto as Exhibit B, each of which shall be in form and substance satisfactory to the Lender, and duly executed and delivered by the parties thereto;
(b)    The representations and warranties contained herein shall be true and correct on and as of the date hereof, the Borrowers shall have performed and complied with all covenants and conditions required herein to be performed or complied with by them on or prior to date hereof, and no Default or Event of Default shall exist and be continuing on the date hereof; and
(c)    Payment of all invoiced fees payable to the Lender hereunder and the reasonable fees and disbursements of legal counsel for the Lender.
SECTION 4.2. Discretionary Nature of Facility. Notwithstanding any provision of this Agreement or the other Credit Documents, the Lender shall have no obligation to make any Loan and may elect to fund or not fund any Loan requested in a Borrowing Request in its sole and absolute discretion.
ARTICLE V: REPRESENTATIONS AND WARRANTIES
SECTION 5.1. Representations and Warranties. The Parent Borrower represents and warrants as of the date hereof and as of each Disbursement Date as follows:
(a)Each Borrower (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and (ii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where it conducts business except where the failure to so qualify would not have a Material Adverse Effect;
(b)Each Borrower’s execution and delivery of this Agreement and the other Credit Documents, the incurrence of the obligations and the consummation of the transactions herein contemplated, and the use of the proceeds of the Loans (i) are within its corporate powers and have been duly authorized by all necessary corporate action, (ii) will not violate any certificate of incorporation or by-laws of such Borrower, and (iii) will not constitute a breach of or default under, any material contract, indenture, or loan agreement to which such Borrower is a party or by which such Borrower may be bound, or any applicable law, administrative rule or regulation or court decrees, in each case, under (iii), which default or violation would have a Material Adverse Effect;
(c)No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority or regulatory body (except as would not have an adverse effect on the Lender in any material respect) is required for each Borrower’s due execution, delivery and performance of this Agreement or any other Credit Document;
(d)This Agreement and the other Credit Documents are each Borrower’s legal, valid and binding obligations enforceable against each such Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy insolvency, reorganization, moratorium or similar debtor relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies;
(e)There are no actions, suits or proceedings pending or (to the knowledge of a Responsible Officer) threatened against any Borrower before any Governmental Authority, that, if determined adversely, would have a Material Adverse Effect;

(f)The obligations of each Borrower, when executed or delivered or otherwise joined by such Borrower, hereunder rank at least pari passu with all unsecured Debt for borrowed money of such Borrower;
(g)No Default or Event of Default has occurred and is continuing;
(h)No Borrower has taken any corporate action, nor has any other action been taken or legal proceedings been started or (to the knowledge of such Borrower) threatened against such Borrower, for its winding-up, dissolution or reconstitution, or for the appointment of a receiver, trustee or similar official of it or any of its assets or revenues;
(i)No Borrower is engaged principally in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Loan will be used for any purpose which entails a violation of, or which is inconsistent with, the provisions of the Regulations of the Board of Governors of the Federal Reserve System, including, without limitation, Regulations T, U or X;
(j)No Borrower is required to be registered as an “investment company” within the meaning of Section 3(a) of the Investment Company Act of 1940;
(k)No Borrower nor, to the knowledge of the Parent Borrower, any director, officer, employee, agent or affiliate thereof, is an individual or entity that is, or is controlled by any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, Her Majesty Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority to which any Borrower is subject or (iii) located, organized or resident in a Designated Jurisdiction; and
(l)Each Borrower has conducted its businesses in compliance in all material respects with all anti-corruption laws applicable to it, and each Borrower has instituted and currently maintains policies and procedures designed to ensure compliance with such laws.
ARTICLE VI: COVENANTS
SECTION 6.1. Affirmative Covenants. So long as any amount payable by any Borrower to the Lender hereunder or under any other Credit Document remains unpaid, unless consent has been obtained in the manner set forth in Section 9.1, the Parent Borrower shall, and cause each other Borrower to:
(a)Corporate Status. Maintain its status as a corporation, duly organized, validly existing and in good standing in the jurisdiction of its organization and remain duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification; provided, however, that nothing herein contained shall prevent any merger or consolidation permitted by Section 6.2(a); and provided further that the Parent Borrower shall not be required to preserve or to cause any Subsidiary to preserve its legal existence or any such rights, franchises or privileges if the Parent Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Parent Borrower and its Subsidiaries taken as a whole and that the loss thereof is not disadvantageous in any material respect to the Parent Borrower and its Subsidiaries taken as a whole;
(b)No Subordination. Take all necessary actions to ensure that each Borrower’s obligations hereunder (i) will not be subordinated to any other Debt of such Borrower and (ii) rank at least pari passu with all unsecured Debt for borrowed money of such Borrower;
(c)Action upon Event of Default. Notify the Lender promptly, and in any event within five (5) days, after a Responsible Officer of the Parent Borrower obtains knowledge of the occurrence of any Default or Event of Default, such notice to include a certificate of a Responsible Officer of the Parent Borrower setting forth details of such Default or Event of Default and the action which the Borrower has taken and/or proposes to take with respect thereto;
(d)Books and Records. Keep books and records reflecting all of its business affairs and transactions in a manner which permits the preparation of financial statements in accordance with GAAP; and permit the Lender’s representatives, upon reasonable prior notice to the Parent Borrower, to visit and inspect any of its properties to examine and make abstracts from any of its books and records, all at such reasonable times and as often as may reasonably be desired.
(e)Reporting Requirements. Furnish to the Lender:
(i)    As soon as available and in any event within one hundred twenty (120) days after the end of the Parent Borrower’s fiscal year, a copy of its audited annual balance sheet and profit and loss statement and such other statements as may be reasonably requested by the Lender, prepared on a consolidated basis and in accordance with GAAP;
(ii)    As soon as available, and in any event within sixty (60) days after the end of each of the first three quarters of the Parent Borrower’s fiscal year, a copy of its unaudited consolidated financial statements for such year, prepared in accordance with GAAP (except for omission of notes and subject to year-end adjustments); and
(iii)    With reasonable promptness, such other financial information of the Parent Borrower as the Lender may from time to time reasonably request; provided that the Parent Borrower shall not be required to furnish, or cause to be furnished, any information that would result in violation of any confidentiality agreement by which it is bound but, at the request of the Lender, shall use its reasonable best efforts to obtain a waiver of such agreement to permit furnishing of such information under this provision.
Documents required to be delivered pursuant to the foregoing provisions of this subparagraph (e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission (the “SEC”)) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent Borrower posts such documents, or provides a link thereto on its website on the Internet, (ii) on which such documents are posted on the Parent Borrower’s behalf on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender) or (iii) on which such documents are filed with the SEC on EDGAR. All documents received from the Parent Borrower or disclosed in its public filings with the SEC (or any successor thereto) shall present fairly its financial condition as of the dates and for the periods therein indicated, in accordance with GAAP, consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.
(f)Taxes. Pay and discharge or cause to be paid and discharged all applicable taxes (including, without limitation, stamp taxes), assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto (other than penalties in the nature of interest), as well as all lawful claims which, if unpaid might become a lien or charge upon any properties; provided, however, that each Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is being contested in good faith by appropriate proceedings and against which it is miantaining adequate reserves in accordance with GAAP, or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect; and
(g)Use of Proceeds. Use the proceeds of the Loans for general corporate purposes.
SECTION 6.2. Negative Covenants. So long as any amount payable by any Borrower to the Lender hereunder remains unpaid, no Borrower shall:
(a)Merger or Consolidation; Asset Sales. Effect any Proscribed Consolidation. “Consolidation” means the merger, consolidation, liquidation or dissolution of any Person with or into any other Person or the sale, transfer, lease or other disposition of all or substantially all the assets of any Person to another Person. “Proscribed Consolidation” means any merger or consolidation involving the Parent Borrower in which the Parent Borrower is not the surviving Person (the “Successor Company”) unless (i) the Successor Company will be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company will expressly assume, by an agreement executed and delivered to the Lender, in form reasonably satisfactory to the Lender, all the obligations of the Parent Borrower under the Credit Documents; and (ii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing or would result therefrom; and
(b)Accounting Changes. Change its fiscal year to end on any date other than December 31.
ARTICLE VII: GUARANTY
SECTION 7.1 (a) Guaranty of Payment. Subject to Section 7.1(g) below, the Guarantor hereby unconditionally and irrevocably guarantees to the Lender the prompt payment of the Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise). Any such payment shall be made at such place and in the same currency as such relevant Guaranteed Obligation is payable. This guaranty is a guaranty of payment and not solely of collection and is a continuing guaranty and shall apply to all Guaranteed Obligations whenever arising.
(b) Obligations Unconditional. The obligations of the Guarantor hereunder are absolute and unconditional, irrespective of the value, genuineness, validity, regularity or enforceability of this Agreement, or any other agreement or instrument referred to herein, to the fullest extent permitted by applicable Law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor. The Guarantor agrees that this guaranty may be enforced by the Lender without the necessity at any time of resorting to or exhausting any security or collateral and without the necessity at any time of having recourse to this Agreement or any other Credit Document or any collateral, if any, hereafter securing the Guaranteed Obligations or otherwise and the Guarantor hereby waives the right to require the Lender to proceed against any other Person or to require the Lender to pursue any other remedy or enforce any other right. The Guarantor further agrees that nothing contained herein shall prevent the Lender from suing in any jurisdiction on this Agreement or any other Credit Document or foreclosing its security interest in or lien on any collateral, if any, securing the Guaranteed Obligations or from exercising any other rights available to it under this Agreement or any instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of the Guarantor’s obligations hereunder; it being the purpose and intent of the Guarantor that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. The Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance of by the Lender upon this guaranty or acceptance of this guaranty. The Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this guaranty.
(c)Modifications. The Guarantor agrees that (a) all or any part of the security which hereafter may be held for the Guaranteed Obligations, if any, may be exchanged, compromised or surrendered from time to time; (b) the Lender shall not have any obligation to protect, perfect, secure or insure any such security interests or liens which hereafter may be held, if any, for the Guaranteed Obligations or the properties subject thereto; (c) the time or place of payment of the Guaranteed Obligations may be changed or extended, in whole or in part, to a time certain or otherwise, and may be renewed, increased or accelerated, in whole or in part; (d) any Borrower and any other party liable for payment under this Agreement may be granted indulgences generally; (e) any of the provisions of this Agreement or any other Credit Document may be modified, amended or waived; (f) any party liable for the payment thereof may be granted indulgences or be released; and (g) any deposit balance for the credit of any Borrower or any other party liable for the payment of the Guaranteed Obligations or liable upon any security therefor may be released, in whole or in part, at, before or after the stated, extended or accelerated maturity of the Guaranteed Obligations, all without notice to or further assent by the Guarantor, which shall remain bound thereon, notwithstanding any such exchange, compromise, surrender, extension, renewal, acceleration, modification, indulgence or release.

(d)Waiver of Rights. The Guarantor expressly waives to the fullest extent permitted by applicable Law: (a) notice of acceptance of this guaranty by the Lender; (b) presentment and demand for payment or performance of any of the Guaranteed Obligations; (c) protest and notice of dishonor or of default (except as specifically required in this Agreement) with respect to the Guaranteed Obligations or with respect to any security therefor; (d) notice of the Lender obtaining, amending, substituting for, releasing, waiving or modifying any lien, if any, hereafter securing the Guaranteed Obligations, or the Lender’s subordinating, compromising, discharging or releasing such liens, if any; (e) all other notices to which any Borrower might otherwise be entitled in connection with the guaranty evidenced by this Article 7; and (f) demand for payment under this guaranty.
(e)Reinstatement. The obligations of the Guarantor under this Article 7 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and the Guarantor agrees that it will indemnify the Lender on demand for all reasonable and documented costs and out-of-pocket expenses (including, without limitation, reasonable and documented fees and expenses of counsel) incurred by the Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar Law.
(f)Remedies. The Guarantor agrees that, as between such Guarantor, on the one hand, and the Lender, on the other hand, the Guaranteed Obligations may be declared to be forthwith due and payable as provided in Section 8 (and shall be deemed to have become automatically due and payable in the circumstances provided in Section 8) notwithstanding any stay, injunction or other prohibition preventing such declaration (or preventing such Guaranteed Obligations from becoming automatically due and payable) as against any other Person and that, in the event of such declaration (or such Guaranteed Obligations being deemed to have become automatically due and payable), such Guaranteed Obligations (whether or not due and payable by any other Person) shall forthwith become due and payable by the Guarantor.
(g)Subrogation. The Guarantor hereby agrees that until the payment and satisfaction in full of all Guaranteed Obligations and the expiration and termination of the Commitments it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 7.1(a), whether by subrogation or otherwise, against any Borrower or any security for any of the Guaranteed Obligations.
(h)Limitation of Guaranty. Notwithstanding any provision to the contrary contained herein, to the extent the obligations of the Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of any applicable Law relating to fraudulent conveyances or transfer), then the obligations of the Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable Law (as now or hereinafter in effect).

ARTICLE VIII: EVENTS OF DEFAULT
SECTION 8.1. Events of Default. If any of the following events (“Events of Default”) occurs and is continuing:
(a)    Any Borrower fails to make any payment of principal on the Loans when due, or any Borrower fails to pay interest on any Loan or make any other payment required under this Agreement or any other Credit Document and such default shall continue unremedied for three (3) Business Days;
(b)    Any Borrower fails to perform or observe its obligations and agreements under Sections 6.1(d) or (g) or Section 6.2 and such default shall continue unremedied for a period of three (3) Business Days;
(c)    Any Borrower fails to perform or observe any obligation, covenant or agreement contained in this Agreement or in any other Credit Document (other than those described in Sections 8.1(a) and (b)) and such failure is not cured within thirty (30) days following the Borrower’s receipt of written notice from the Lender specifying such failure in reasonable detail;
(d)    Any representation or warranty made by any Borrower hereunder or under any other Credit Document shall prove to have been incorrect in any material respect when made;
(e)    The occurrence of, and continuation beyond any grace or cure period applicable to any default by any Borrower under any agreement, note or other instrument evidencing (i) any Debt owed to the Lender other than the obligations evidenced by the Credit Documents or (ii) default in the performance and observance of any material Debt in excess of $25,000,000 owed to third parties if the effect of any such default shall be to accelerate, or permit the holder or obligee of any such Debt (or any trustee on behalf of such holder or obligee) to accelerate, the stated maturity of such Debt;

(f)    Any proceeding is taken against any Borrower in any court of competent jurisdiction seeking (i) relief under any debtor relief Law, (ii) any writ or warrant of attachment, distraint or execution or similar process against all or any substantial part of the assets of such Borrower with obligations then outstanding under this Credit Document and is not released, vacated or fully bonded within sixty (60) days after its issue or levy or (iii) the appointment of a trustee, receiver, custodian, liquidator or the like for all or any substantial part of the assets of such Borrower with obligations then outstanding under the Credit Document, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting relief requested in such case or proceeding (including, but not limited to, an order for relief under any such debtor relief Laws) shall be entered; or
(g)    Any Borrower shall (i) commence a voluntary case under any debtor relief Laws, (ii) admit in writing its inability to pay, its debts as they become due, (iii) file a petition seeking to take advantage of any debtor relief Laws, (iv) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such debtor relief Laws, (v) apply for or consent to, or fail to contest in a timely or appropriate manner, the appointment of a trustee, receiver, or other custodian for itself or of a substantial part of its property, or make a general assignment for the benefit of its creditors, or (vi) take any corporate action authorizing, or in furtherance of, any of the foregoing;
then, and in any such event, the Lender may, by written notice to the Parent Borrower declare the aggregate principal balance of all outstanding Loans, together with all accrued but unpaid interest thereon and all other amounts owed by any Borrower hereunder and other the other Credit Documents, to be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, upon the occurrence of any Event of Default described in Sections 8.1(f) and (g) above, the aggregate principal balance of all outstanding Loans, together with all accrued but unpaid interest thereon and all other amounts owed by any Borrower hereunder and other the other Credit Documents, shall become automatically due and payable without presentment, demand, protest or notice of any kind.
ARTICLE IX: MISCELLANEOUS
SECTION 9.1. Amendments, Etc. No amendment to or waiver of any provision of this Agreement or any other Credit Document, nor consent to any departure by any Borrower herefrom or therefrom, will in any event be effective unless the same is in writing and signed by the Lender, and by the Borrowers in the case of an amendment, and then such amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given.
SECTION 9.2. Notice, Etc. All notices and other communications provided for hereunder to be effective must be in writing and either (i) hand delivered or delivered by overnight courier to, or (ii) sent by electronic mail to (as applicable), the addresses or electronic mail addresses set forth on the signature page hereto, or, at such other address as designated by one party to the others in a written notice to the others. Notices and communications delivered by hand or overnight carrier shall be deemed to have been duly given or made (a) on the date when hand delivered, or (b) on the Business Day following delivery to a national overnight courier service (all delivery charges prepaid).Notices and other communications sent to an electronic mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return electronic mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
SECTION 9.3. No Waiver; Remedies. No failure on the Lender’s part to exercise, and no delay on its part in exercising, any right hereunder, or under any other Credit Document will operate as a waiver thereof; nor will any single or partial exercise of any right hereunder or any other Credit Document preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any other remedies provided by law.
SECTION 9.4. Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

SECTION 9.5. Costs and Expenses. The Parent Borrower agrees to pay on demand all reasonable out-of-pocket costs and expenses (including reasonable documented counsel fees and expenses) incurred by the Lender in connection with the negotiation, preparation, execution, administration, modification and amendment of this Agreement, or any other Credit Document or the enforcement or protection of its rights by the Lender of any of the Borrowers’ obligations under the Credit Documents .
SECTION 9.6. Bail In. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding between the parties hereto, each of the Borrowers acknowledges that any BRRD Liability of the Lender under this Agreement, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the Relevant Spanish Resolution Authority and each party hereto agrees and consents to, and acknowledges and agrees to be bound by:
(a)     the effect of the exercise of the Spanish Bail-In Power by the Relevant Spanish Resolution Authority to any such BRRD Liability arising hereunder which may be payable to the Borrowers;
(b)    a reduction in full or in part or cancellation of any such BRRD Liability;
(c)        a conversion of all, or a portion of, such BRRD Liability into shares or other instruments of ownership in the Lender, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such BRRD Liability under this Agreement; or
(d)        the variation of the terms of such BRRD Liability in connection with the exercise of the write-down and conversion powers of the Relevant Spanish Resolution Authority.
SECTION 9.7. Indemnity. To the fullest extent permitted by Law, the Parent Borrower agrees to protect, indemnify, defend and hold harmless the Lender and its directors, officers, employees, agents and any Affiliate thereof (“Indemnitees”) from and against any and all liabilities, direct damages, costs and expenses of any kind or nature and from any and all suits, claims or demands (including, without limitation, in respect of or for reasonable attorneys’ fees and other expenses) incurred or suffered by the Indemnitees, or any of them, arising out of, in connection with or relating to this Agreement or any other Credit Document, except to the extent that such liabilities, direct damages, costs or expenses are caused by the Indemnitee’s gross negligence or willful misconduct (or the gross negligence or willful misconduct of an Affiliate controlled by or under common control with such Indemnitee). The obligations of the Parent Borrower under this Section shall survive the payment in full of the Loans and the termination of this Agreement.
SECTION 9.8. Obligation to Make Payments in Dollars. The obligations of the Borrowers hereunder and under the other Credit Documents to make payments in Dollars shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than Dollars, except to the extent that such tender or recovery results in the effective receipt by the Lender of the full amount of Dollars expressed to be payable to the Lender under this

Agreement or the other Credit Documents. Each of the Borrowers agrees to indemnify the Lender against any loss incurred by the Lender as a result of any judgment or order being given or made for the payment of any amount due hereunder or under any other Credit Document which is expressed and paid in a currency other than Dollars.
SECTION 9.9. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Borrowers and the Lender and their respective successors and assigns. The Lender may sell, assign or otherwise transfer all or any portion of its right, title and interest in, and its obligations under, this Agreement and the other Credit Documents to any Person, provided that unless an Event of Default has occurred and is continuing, any such sale, assignment or transfer shall require the consent of the Borrower (not be unreasonably withheld). In connection therewith, the Borrower shall execute and deliver such documents, instruments and agreements as the Lender may reasonably request to effect such sale, assignment or transfer. The Lender shall be released from its obligations hereunder to the extent of such sale, assignment or transfer and to the extent such obligations arise after the date thereof. The foregoing consent requirement shall not prevent the Lender from pledging, and the Lender may at any time pledge or assign, all or any portion of its rights under this Agreement and the other Credit Documents to any of the twelve Federal Reserve Banks organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. Borrowers may not sell, assign or transfer its rights or obligations hereunder.
SECTION 9.10. Counterparts. This Agreement may be executed in one or more counterparts by either or all of the parties hereto, each of which counterparts shall be an original and all of which shall constitute a single agreement. Execution of this Agreement by facsimile shall be effective as an original execution thereof.
SECTION 9.11. USA Patriot Act Notice. The Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56) (as amended from time to time), it is required to obtain, verify and record information that identifies each of the Borrowers, which information includes the name and address of each of the Borrowers and other information that will allow the Lender, as applicable, to identify each of the Borrowers in accordance with the USA Patriot Act.
SECTION 9.12. Consent to Jurisdiction; Waiver of Immunities; Venue.
(a)    Any legal action or proceeding with respect to this Agreement or any other Credit Document may be brought in the courts of the State of New York sitting in the Borough of Manhattan, New York City or of the United States for the Southern District of New York, and, by execution and delivery of this Agreement, each of the Borrowers and the Lender hereby knowingly, voluntarily and intentionally irrevocably accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each of the Borrowers and the Lender hereby further knowingly, voluntarily and intentionally irrevocably waives any claim that any such courts lack personal jurisdiction over it, and agrees not to plead or claim, in any legal action with respect to this Agreement or any of the other Credit Documents brought in any of the aforementioned courts, that such courts lack personal jurisdiction over it. Each of the Borrowers and the Lender irrevocably consents, to the extent permitted by applicable Law, to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to it at its address set forth opposite its signature below, such service to become effective 10 days after such mailing.
(b)    Each of the Borrowers and the Lender hereby knowingly, voluntarily and intentionally irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement or any other Credit Document brought in the courts referred to in clause (a) above and hereby further knowingly, voluntarily and intentionally irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.
(c)    Each of the Borrowers and the Lender hereby knowingly, voluntarily and intentionally irrevocably waives all immunity (whether on the basis of sovereignty or otherwise) from jurisdiction, service of process, attachment (whether in aid of execution, before judgment or otherwise) and execution to which it or its properties might otherwise be entitled to in any legal action or proceeding in the courts of the State of New York, of the United States or of any other country or jurisdiction, and agrees not to raise or claim or cause to be pleaded any immunity at or in respect of any such actions or proceedings.
SECTION 9.13. Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
SECTION 9.14. Waiver of Jury Trial. EACH OF THE BORROWERS AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, IRREVOCABLY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THE BORROWERS OR THE LENDER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF ANY OF THE BORROWERS OR THE LENDER IN CONNECTION HEREWITH OR THEREWITH.
(Remainder of page intentionally left blank; signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective duly authorized officers as of the date first written above.
The Brink’s Company, as Parent Borrower and Guarantor
By:    /s/Jonathan A. Leon .
    (Signature)
Jonathan A. Leon, Vice President and Treasurer .
(Printed Name and Title)
Address for purposes of notices:
1801 Bayberry Court, 4th Floor
Richmond, VA 23226 .
Attn: Jonathan A. Leon, Treasurer .
Email address: jleon@brinkscompany.com .
Brink’s International Holdings AG, as Borrower
By:    /s/Jonathan A. Leon .
    (Signature)
Jonathan A. Leon, Chairman .
(Printed Name and Title)
Address for purposes of notices:
1801 Bayberry Court, 4th Floor
Richmond, VA 23226 .
Attn: Jonathan A. Leon, Treasurer .
Email address: jleon@brinkscompany.com .

Brink’s Dutch Holdings, B.V., as Borrower

By:    /s/Jonathan A. Leon .
    (Signature)
Jonathan A. Leon, Director .
(Printed Name and Title)
Address for purposes of notices:
1801 Bayberry Court, 4th Floor
Richmond, VA 23226 .
Attn: Jonathan A. Leon, Treasurer .
Email address: jleon@brinkscompany.com .

Banco Santander, S.A., acting through its New York Branch, as Lender
By:    /s/Rita Walz-Cuccioli .
(Signature)
Rita Walz-Cuccioli, Executive Director .

By:    /s/Terence Corcoran .
(Signature)
Terence Corcoran, Senior Vice President .

Address for purposes of notices:

To be provided
Attn:
Email address:

Attn:
Email address:

EXHIBIT A:    FORM OF BORROWING REQUEST
BORROWING REQUEST
Date:    ________________, 20___
TO:    To be provided

RE:	Borrowing by _________________.
Reference is made to the Uncommitted Facility Agreement dated as of October __ , 2016 (the “Agreement”) among the Brink’s Company (the “Parent Borrower”), the Parent Borrower Subsidiaries signatories of the Agreement and Banco Santander, S.A., acting through its New York Branch, (the “Lender”). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to them in the Agreement.
___________________ hereby requests a Loan as follows:
Principal Amount:                _____________________
Requested Disbursement Date:        _____________________
Initial Interest Period:                _____________________

    Interest Rate Reference (Base or LIBOR):    _____________________
Applicable Margin: __________________________________________
The Borrower requests disbursement of the Loan into the below account pursuant to the below instructions:

[Insert Account Information and Wire Instructions]

The Borrower represents and warrants to the Lender that: (a) the representations and warranties contained in each Credit Document are true and correct in all material respects on and as of the Disbursement Date as though made on such date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); and (b) no Default nor Event of Default has occurred and is continuing or would result from the making of the Loan. Notwithstanding anything which may be to the contrary herein, if any term of this Borrowing Request shall conflict with the Agreement, the applicable term of the Agreement will control.
<End of page; next page is the signature page.>

BORROWER:	______________________

By:    __________________________________________
(Signature)
__________________________________________
(Printed Name)

Signature Page to Borrowing Request

EXHIBIT B:    CLOSING CHECKLIST

Document Description
1. Uncommitted Facility Agreement 2. Opinion of Guarantor
3.    Officer’s Certificates for the Borrowers and Guarantor, certifying and attaching:
(a) charter;
(b) by-laws;
(c) incumbency of persons executing Credit Documents on its behalf; and
(d) board resolutions authorizing execution and delivery of, and performance under, Credit Documents

4. Good standing certificates